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Exhibit (a)(4)

FOR IMMEDIATE RELEASE

DIGITAL IMPACT BOARD OF DIRECTORS DETERMINES
INFOUSA'S UNSOLICITED OFFER
IS
FINANCIALLY INADEQUATE

Recommends Stockholders Reject infoUSA's Offer

Adopts Stockholder Rights Plan

        SAN MATEO, Calif., March 7, 2005—Digital Impact, Inc. (Nasdaq: DIGI), today announced that its Board of Directors unanimously determined that infoUSA Inc.'s (Nasdaq: IUSA) unsolicited tender offer for all of the outstanding shares of Digital Impact's common stock for $2.00 per share in cash is financially inadequate and not in the best interests of Digital Impact's stockholders. Accordingly, the Digital Impact Board of Directors recommends that the Company's stockholders reject infoUSA's offer and not tender their shares.

        William Park, Chairman and CEO of Digital Impact, said, "The Digital Impact Board has thoroughly considered infoUSA's unsolicited tender offer and has unanimously rejected the offer. The Board believes that the offer is financially inadequate, opportunistic and fails to reflect the underlying value of the Company."

        "Our Board and management team are focused on building value for our stockholders through continued execution of the Company's business plan which is focused on integrated digital marketing solutions. infoUSA's unsolicited, opportunistic offer does not recognize the long-term value of our Company. We believe that continued execution of our business plan will enable us to deliver value to our stockholders in excess of infoUSA's offer," Mr. Park said.

        In reaching its recommendation that Digital Impact's stockholders reject infoUSA's unsolicited offer, the Digital Impact Board of Directors considered, among other things:

  •
  The Board of Directors' belief that the Company can create stockholder value in excess of the offer through the continued execution of the Company's business plan, which is focused on integrated digital marketing solutions, and that management will be able to successfully execute the Company's business plan.

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  The Board of Directors' understanding of and familiarity with Digital Impact's business, financial condition, current business strategy and future business prospects, which the Board of Directors believes have not been fully reflected in Digital Impact's share price.

  •
  The presentation of, and the Board of Directors' discussions with, Credit Suisse First Boston, at a meeting of the Board of Directors held on March 4, 2005, concerning Digital Impact, infoUSA, and the financial aspects of the offer, including the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion, the infoUSA offer was inadequate, from a financial point of view, to the holders of shares of Digital Impact common stock.

  •
  The Board of Directors' view that the offer is an opportunistic attempt to acquire Digital Impact, one of the industry's leading providers of digital integrated marketing solutions, at a time when its stock price is depressed and fails to reflect the Company's long-term value.

        The Company also announced today that after its Board of Directors had determined that infoUSA's offer was financially inadequate, it adopted a stockholder rights plan. Under the plan, Digital Impact will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on March 16, 2005.

        The rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires 15% or more of Digital Impact's common stock while the stockholder rights plan remains in place, then, unless the rights are previously redeemed by Digital Impact for $0.001 per right, the rights will become exercisable by all rights holders, except the acquiring person or group, for shares of Digital Impact or shares of the third-party acquirer having a value of twice the right's then-current exercise price.

        Further details of the stockholder rights plan are outlined in a letter that will be mailed to stockholders of record of the Company as of March 16, 2005.

        Credit Suisse First Boston is serving as financial advisor to Digital Impact and Wilson Sonsini Goodrich & Rosati, Professional Corporation, is serving as legal counsel. Digital Impact has also retained Innisfree M&A Incorporated to assist it in connection with communications with stockholders with respect to the offer.

Additional Information

        Stockholders of Digital Impact are strongly advised to read Digital Impact's Solicitation/ Recommendation Statement on Schedule 14D-9, which sets forth the Company's formal recommendation with respect to infoUSA's tender offer. Additional information with respect to the Board of Directors' decision to recommend that stockholders reject the infoUSA offer and the matters considered by the Board of Directors in reaching such decision is contained in the Schedule 14D-9, which has been filed with the Securities and Exchange Commission ("SEC") and will be mailed to stockholders. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement at the SEC's web site at www.sec.gov and at Digital Impact's website at www.digitalimpact.com, under Investor Relations.

About Digital Impact

        Digital Impact is a leading provider of integrated digital marketing solutions for Global 2000 enterprises including Marriott, The Gap, and Hewlett-Packard. Digital Impact combines agency services with world-class campaign execution on a proprietary technology platform to deliver superior marketing results for clients. The Company's proprietary IMPACT(TM) platform combines campaign management with advanced analytics to assist account and client teams in designing, sending and analyzing direct marketing communications. The Company creates and executes campaigns across multiple media channels: including personalized email, targeted websites, banner and other web advertisements, search engines, and direct mail (print). Digital Impact is a member of the TRUSTe Privacy Program and the NAI's Email Service Provider Coalition and works only with companies that adhere to appropriate consumer privacy guidelines. Digital Impact was founded in 1997 and has offices in Silicon Valley, New York and London. The Company is publicly traded on the Nasdaq Stock Market under the ticker symbol DIGI.

Forward-Looking Statements

        Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "predicts," "projects," "may," "intends," "target" and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements also include any other passages that relate to expected future events of trends that can only be evaluated by events or trends that will occur in the future. Statements made in this press release indicating Digital Impact's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are based on the opinions and estimates of management at the time the statements were made and are subject to a number of risks, assumptions and uncertainties that could cause Digital Impact's actual results to differ materially from those projected in such forward-looking statements, including: the ability to execute the Company's business plans; the ability to achieve revenues from products and services that are under development; competitive and pricing pressures; the risks of losing clients, failing to acquire new clients or the reduction of campaign volume from existing clients; and other risks referenced from time to time in Digital Impact's filings with the Securities and Exchange Commission, which are available without charge at www.sec.gov. Further risks and uncertainties associated with infoUSA's pending tender offer include: the risk that Digital Impact customers may delay or refrain from purchasing Digital Impact products due to uncertainties about Digital Impact's future and the availability of product support and upgrades; the risk that key employees may pursue other employment opportunities due to concerns as to their employment security; and the risk that litigation is commenced, which might result in significant costs. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made, and readers are cautioned not to place undue reliance upon these forward-looking statements. Digital Impact is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        Digital Impact is a registered trademark of Digital Impact, Inc. All other brands or trademarks are the property of their respective owners.

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Company Contact:	David Oppenheimer Chief Financial Officer Digital Impact (650) 356-3400 ir@digitalimpact.com
Investors:	Alan Miller/Jennifer Shotwell Innisfree M&A Incorporated (212) 750-5833 info@innisfreema.com
Media:	Matthew Sherman/Jeremy Jacobs Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 mjs@joelefrank.com/jrj@joelefrank.com

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Exhibit (a)(4)
DIGITAL IMPACT BOARD OF DIRECTORS DETERMINES INFOUSA'S UNSOLICITED OFFER IS FINANCIALLY INADEQUATE